Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports record EPS for the second quarter 2011

•	Record GAAP and non-GAAP EPS of $1.27 and $1.36, respectively
•	GAAP operating income margin of 13.2 percent, non-GAAP of 14.2 percent
•	GAAP revenue of $1.044 billion, non-GAAP of $1.045 billion

LEXINGTON, Ky., July 26, 2011 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2011.

“Record EPS, a very strong operating income margin, and better than expected revenue performance highlighted Lexmark’s second quarter financial results,” said Paul Rooke, Lexmark chairman and chief executive officer. “We saw continued revenue growth in our strategic focus areas with core supplies at a double digit rate, and managed print services at a rate of more than 25 percent.

“We also announced new software solutions and strengthened our workgroup color lineup to help business customers capture, manage and access their content more easily and affordably,” stated Rooke. “Lexmark continues to maintain a strong financial position with a solid balance sheet, good liquidity and a long history of cash generation, and we remain focused on increasing shareholder value.”

Second Quarter 2011 Results

For the second quarter of 2011, both GAAP revenue of $1.044 billion and non-GAAP revenue of $1.045 billion grew 1 percent compared with the same quarter last year.

Earnings Per Share	2Q11	2Q10
GAAP	$1.27	$1.07
Restructuring-related adjustments	0.05	0.08
Acquisition-related adjustments	0.05	0.08
Non-GAAP	$1.36	$1.23

GAAP earnings per share for the second quarter of 2011 were $1.27. Excluding $0.10 per share for restructuring-related and acquisition-related adjustments, earnings per share for the second quarter of 2011 would have been $1.36. GAAP earnings per share for the second quarter of 2010 were $1.07. Earnings per share for the second quarter of 2010 would have been $1.23 excluding $0.16 per share for restructuring-related and acquisition-related adjustments.

In the second quarter, Supplies revenue grew 3 percent year on year, Hardware revenue declined 9 percent, and Software and Other revenue grew 33 percent, or 30 percent excluding acquisition-related adjustments.

Imaging Solutions and Services (ISS) revenue of $1.020 billion declined less than 1 percent in the second quarter compared to the same period last year. Perceptive Software revenue in the second quarter was $24 million, or $25 million excluding acquisition-related adjustments, compared to $6.4 million, or $8.4 million excluding acquisition-related adjustments, in the second quarter of 2010(1).

Second Quarter 2011 GAAP Results:
•	Revenue was $1.044 billion compared to $1.033 billion last year.
•	Gross profit margin was 39.6 percent versus 36.8 percent in 2010.
•	Operating expense was $276 million compared to $261 million last year, higher principally due to the acquisition of Perceptive Software(1).
•
Operating income margin of 13.2 percent includes $10 million pretax for restructuring-related and acquisition-related adjustments. Operating income margin in 2010 of 11.5 percent included $17 million for pretax restructuring-related and acquisition-related adjustments.

•	Net earnings for the quarter were $101 million compared to second quarter 2010 net earnings of $85 million.

Second Quarter 2011 Non-GAAP Results, Excluding Restructuring-Related and Acquisition-Related Adjustments:
•	Revenue would have been $1.045 billion compared to $1.035 billion last year.
•	Gross profit margin would have been 40.0 percent versus 37.4 percent in 2010.
•	Operating expense would have been $270 million compared to $251 million last year, higher principally due to the acquisition of Perceptive Software(1).
•	Operating income margin would have been 14.2 percent compared to 13.1 percent last year.
•	Net earnings would have been $109 million compared to $98 million in the second quarter of 2010.

In the second quarter of 2011, net cash provided by operating activities was $94 million, capital expenditures were $34 million, and depreciation and amortization was $53 million. The company ended the quarter with $1.3 billion in cash and current marketable securities.

Lexmark’s New Branch Bank and Mobile Printing Solutions Advance Company’s ‘Capture-Manage-Access’ Strategy

Further demonstrating the company’s leadership and innovation in the financial vertical, Lexmark announced its newest end-to-end software solution for branch banks jointly developed by Lexmark and Perceptive Software. The Lexmark Branch Capture Solution is a powerful tool that enables financial institutions to automate paper-based workflows and eliminate much of the pain associated with tasks such as loan processing and new account openings, while enabling the branch to electronically capture, manage and access paperwork associated with day-to-day activities.

Lexmark also recently announced its Mobile Print Application for Android-based mobile devices. Lexmark’s enterprise-class application enables easy-to-use mobile printing for knowledge workers across the enterprise without adding additional servers. Lexmark’s Mobile Print Application for Android-based tablets will be available later this year.

Lexmark Announced New Products for High Usage Color Workgroup Segment

Lexmark recently announced new smart color devices aimed at increasing productivity for heavy-usage workgroups and departments in mid-sized businesses and large enterprises. The Lexmark X950 color multifunction product (MFP) Series and the Lexmark C950 color printer are solutions-enabled devices that enhance the company’s award winning color lineup and strengthen Lexmark’s position in the important color workgroup market segment.

Lexmark’s Enterprise Strength Reflected in Recent Customer Wins

Lexmark recently became the manufacturer of choice for a national workgroup and color laser printer bid sourced by the U.S. Department of Veterans Affairs (VA). The contract calls for the potential placement of more than 20,000 Lexmark workgroup monochrome and color laser printers throughout 260 VA locations, including outpatient clinics in the U.S.

TBC Corporation, one of the largest marketers of automotive replacement tires and services, recently named Lexmark as its managed print services (MPS) provider, awarding the company a three-year contract to improve and optimize its printing environment and reduce print output costs throughout its more than 800 U.S. retail tire and automotive maintenance stores and Wholesale Division.

Looking Forward

In the third quarter of 2011, the company currently expects revenue to be flat to down in the low single digit percentage range year on year. GAAP earnings per share in the third quarter of 2011 are expected to be around $0.86 to $0.96, or $0.94 to $1.04 excluding $0.08 per share for restructuring-related and acquisition-related adjustments. GAAP earnings per share in the third quarter of 2010 were $0.90, or $1.09 excluding $0.19 per share for restructuring-related and acquisition-related adjustments.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 78820474.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations easily manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2010, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter at www.twitter.com/lexmarknews.

For more information on Perceptive Software, see the Perceptive Software Facebook page and follow them on Twitter at www.twitter.com/perceptivesw.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, volatility of the global economy, fluctuations in foreign currency exchange rates; inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; reliance on international production facilities, manufacturing partners and certain key supplier; inability to realize all of the anticipated benefits of the Company’s business combinations, including the Perceptive Software acquisition; market acceptance of new products and pricing programs; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the

Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions and software solutions, including enterprise content management solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the Company may be a party; the inability to attract, retain and motivate key employees;  changes in a country’s political or economic conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

All features, specifications and capabilities are subject to change without notice.

1  Perceptive Software financial results for the second quarter of 2010 reflects only the period from June 8 to June 30, 2010.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Revenue	$1,044.2	$1,033.0	$2,078.6	$2,075.9
Cost of revenue	630.7	653.0	1,275.8	1,311.1
Gross profit	413.5	380.0	802.8	764.8

Research and development	90.4	91.5	181.3	180.9
Selling, general and administrative	186.3	168.3	373.1	327.2
Restructuring and related charges (reversals)	(1.1)	1.3	(2.7)	4.5
Operating expense	275.6	261.1	551.7	512.6

Operating income	137.9	118.9	251.1	252.2

Interest (income) expense, net	7.2	5.7	14.8	12.3
Other (income) expense, net	(0.4)	0.3	(0.3)	1.3
Net impairment losses on securities	-	-	-	0.2

Earnings before income taxes	131.1	112.9	236.6	238.4

Provision for income taxes	29.8	27.8	52.1	58.0
Net earnings	$101.3	$85.1	$184.5	$180.4

Net earnings per share:
Basic	$1.28	$1.08	$2.33	$2.30
Diluted	$1.27	$1.07	$2.31	$2.28

Shares used in per share calculation:
Basic	79.3	78.6	79.1	78.5
Diluted	80.0	79.4	79.9	79.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	June 30	December 31
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$456.0	$337.5
Marketable securities	884.2	879.7
Trade receivables, net	445.4	479.6
Inventories	352.1	366.1
Prepaid expenses and other current assets	267.5	206.7
Total current assets	2,405.2	2,269.6

Property, plant and equipment, net	899.8	904.8
Marketable securities	12.0	18.0
Goodwill	187.8	187.3
Intangibles, net	144.3	155.3
Other assets	171.2	170.2
Total assets	$3,820.3	$3,705.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$511.3	$535.3
Accrued liabilities	644.3	711.0
Total current liabilities	1,155.6	1,246.3

Long-term debt	649.2	649.1
Other liabilities	389.4	415.5
Total liabilities	2,194.2	2,310.9

Stockholders' equity:
Common stock and capital in excess of par	858.7	842.4
Retained earnings	1,364.3	1,179.8
Treasury stock, net	(404.4)	(404.4)
Accumulated other comprehensive loss	(192.5)	(223.5)
Total stockholders' equity	1,626.1	1,394.3
Total liabilities and stockholders' equity	$3,820.3	$3,705.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	2Q11	2Q10
GAAP	$101	$85
Restructuring-related charges & project costs	4	7
Acquisition-related adjustments	4	6
Non-GAAP	$109	$98

	Six months ended June 30
Net Earnings (In Millions)	2011	2010
GAAP	$185	$180
Restructuring-related charges & project costs	6	18
Acquisition-related adjustments	10	6
Non-GAAP	$200	$204

Earnings Per Share	2Q11	2Q10
GAAP	$1.27	$1.07
Restructuring-related charges & project costs	0.05	0.08
Acquisition-related adjustments	0.05	0.08
Non-GAAP	$1.36	$1.23

Earnings Per Share Guidance	3Q11	3Q10
GAAP	$0.86 - $0.96	$0.90
Restructuring-related charges & project costs	0.02	0.08
Acquisition-related adjustments	0.06	0.11
Non-GAAP	$0.94 - $1.04	$1.09

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	2Q11	2Q10
GAAP	$1,044	$1,033
Acquisition-related adjustments (1)(2)	1	2
Non-GAAP	$1,045	$1,035

Software and Other Revenue (In Millions) **	2Q11	2Q10
GAAP	$70	$53
Acquisition-related adjustments (1)(2)	1	2
Non-GAAP	$71	$55

Perceptive Software Revenue (In Millions)	2Q11	2Q10
GAAP	$24	$6.4
Acquisition-related adjustments (1)(2)	1	2.0
Non-GAAP	$25	$8.4

Gross Profit (In Millions)	2Q11	2Q10
GAAP	$413	$380
Restructuring-related charges & project costs (3)(4)	0	4
Acquisition-related adjustments (1)(2)	5	3
Non-GAAP	$418	$387

Gross Profit Margin (%)	2Q11	2Q10
GAAP	39.6%	36.8%
Restructuring-related charges & project costs	0.0%	0.4%
Acquisition-related adjustments	0.5%	0.3%
Non-GAAP	40.0%	37.4%

Operating Expense (In Millions)	2Q11	2Q10
GAAP	$276	$261
Restructuring-related charges & project costs (3)(4)	(5)	(4)
Acquisition-related adjustments (1)(2)	(0)	(5)
Non-GAAP	$270	$251

Operating Income (In Millions)	2Q11	2Q10
GAAP	$138	$119
Restructuring-related charges & project costs (3)(4)	5	9
Acquisition-related adjustments (1)(2)	5	8
Non-GAAP	$148	$136

Operating Income Margin (%)	2Q11	2Q10
GAAP	13.2%	11.5%
Restructuring-related charges & project costs	0.5%	0.8%
Acquisition-related adjustments	0.5%	0.8%
Non-GAAP	14.2%	13.1%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*	Year-to-year Revenue growth was 1% on a GAAP basis and 1% on a non-GAAP basis.

**	Year-to-year Software and Other Revenue growth was 33% on a GAAP basis and 30% on a non-GAAP basis.

(1)
Amounts for the three months ended June 30, 2011, include total acquisition-related adjustments of $5.0 million with $0.8 million, $3.9 million, $0.1 million and $0.2 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended June 30, 2010, include total acquisition-related adjustments of $8.4 million with $2.0 million, $1.0 million, and $5.4 million included in  Revenue, Cost of revenue and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended June 30, 2011, include total restructuring-related charges and project costs of $5.1 million with $0.2 million and $6.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(1.1) million in Restructuring and related charges (reversals).

(4)
Amounts for the three months ended June 30, 2010, include total restructuring-related charges and project costs of $8.7 million with $4.2 million and $3.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $1.3 million in Restructuring and related charges (reversals).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Six months ended June 30
Revenue (In Millions) *	2011	2010
GAAP	$2,079	$2,076
Acquisition-related adjustments (1)(2)	4	2
Non-GAAP	$2,082	$2,078

Software and Other Revenue (In Millions) **	2011	2010
GAAP	$135	$98
Acquisition-related adjustments (1)(2)	4	2
Non-GAAP	$139	$100

Perceptive Software Revenue (In Millions)	2011	2010
GAAP	$42	$6.4
Acquisition-related adjustments (1)(2)	4	2.0
Non-GAAP	$46	$8.4

Gross Profit (In Millions)	2011	2010
GAAP	$803	$765
Restructuring-related charges & project costs (3)(4)	0	12
Acquisition-related adjustments (1)(2)	11	3
Non-GAAP	$814	$780

Gross Profit Margin (%)	2011	2010
GAAP	38.6%	36.8%
Restructuring-related charges & project costs	0.0%	0.6%
Acquisition-related adjustments	0.5%	0.1%
Non-GAAP	39.1%	37.5%

Operating Expense (In Millions)	2011	2010
GAAP	$552	$513
Restructuring-related charges & project costs (3)(4)	(7)	(12)
Acquisition-related adjustments (1)(2)	(2)	(5)
Non-GAAP	$543	$496

Operating Income (In Millions)	2011	2010
GAAP	$251	$252
Restructuring-related charges & project costs (3)(4)	7	23
Acquisition-related adjustments (1)(2)	13	8
Non-GAAP	$272	$284

Operating Income Margin (%)	2011	2010
GAAP	12.1%	12.1%
Restructuring-related charges & project costs	0.3%	1.1%
Acquisition-related adjustments	0.6%	0.4%
Non-GAAP	13.0%	13.7%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*	Year-to-year Revenue growth was 0% on a GAAP basis and 0% on a non-GAAP basis.

**	Year-to-year Software and Other Revenue growth was 38% on a GAAP basis and 39% on a non-GAAP basis.

(1)
Amounts for the six months ended June 30, 2011, include total acquisition-related adjustments of $13.3 million with $3.5 million, $7.5 million, $0.2 million and $2.1 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the six months ended June 30, 2010, include total acquisition-related adjustments of $8.4 million with $2.0 million, $1.0 million, and $5.4 million included in  Revenue, Cost of revenue and Selling, general and administrative, respectively.

(3)
Amounts for the six months ended June 30, 2011, include total restructuring-related charges and project costs of $7.2 million with $0.3 million and $9.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(2.7) million in Restructuring and related charges (reversals).

(4)
Amounts for the six months ended June 30, 2010, include total restructuring-related charges and project costs of $23.3 million with $11.7 million and $7.1 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $4.5 million in Restructuring and related charges (reversals).

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.